Exhibit 5.1

2475 Hanover street

Palo Alto, CA 94304

Telephone: +1-650-251-5000

Facsimile: +1-650-251-5002

Direct Dial Number	E-mail Address

, 2019

Velocity Financial, LLC

30699 Russell Ranch Road, Suite 295

Westlake Village, California 91362

Ladies and Gentlemen:

We have acted as counsel to Velocity Financial, LLC, a Delaware limited liability company, to be converted into Velocity Financial, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-234250) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of __________ shares of Common Stock, par value $0.01 per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Shares”).

We have examined the Registration Statement, a form of the Certificate of Conversion of the Company (the “Certificate of Conversion”), a form of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”) and a form of the share certificate, each of which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Certificate of Conversion and Certificate of Incorporation have been duly filed with the Secretary of State for the State of Delaware, and, upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board of Directors of the Company, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

NEW YORK	BEIJING	HONG KONG	HOUSTON	LONDON	LOS ANGELES	SÃO PAULO	TOKYO	WASHINGTON, D.C.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP

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